UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 24, 2012

INDEPENDENT BANK CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-7818 (Commission File Number)	38-2032782 (IRS Employer Identification No.)

230 West Main Street Ionia, Michigan (Address of principal executive office)	48846 (Zip Code)

Registrant's telephone number,
including area code:
(616) 527-5820

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, the Board of Directors of Independent Bank Corporation (the "Company") appointed William J. Boer to its Board of Directors as well as the Board of Directors of its wholly-owned subsidiary, Independent Bank (the "Bank").

Mr. Boer is president and founder of Grey Dunes, an independent family office advisory firm in Grand Rapids, Michigan.  Established in 2005, Grey Dunes assists high-net worth families in organizing wealth including estate planning, philanthropy, investment management and governance.

From 1995 to 2005, Mr. Boer served as vice president and chief operating officer of RDV Corporation, the family office of the Richard M. DeVos family. Richard M. DeVos is co-founder of Amway Corporation and owner of the NBA's Orlando Magic. In this capacity, Mr. Boer was responsible for running the office's day-to-day operations, which included managing investments, foundation administration, and financial services.
A graduate of Calvin College with a BA in Economics, Mr. Boer earned an MBA with honors in Finance and Strategic Planning from the University of Southern California and an MS in Higher Education from Indiana University. Prior to joining RDV Corporation in 1995, Mr. Boer was president of Michigan National Bank, Grand Rapids, and from 1987 to 1993 was vice president for administration and finance at Calvin College.
Drawing on his background in direct private equity investments, Mr. Boer also serves as part-owner and chairman of Best Metal Products, a hydraulic cylinder manufacturing company, and part-owner and vice chairman of Compatico, an office furniture manufacturing company, both of which are headquartered in West Michigan. Mr. Boer is actively involved in the strategic planning for each company.
Mr. Boer's current community activities include serving on the boards of the Gerald R. Ford District of Boy Scouts of America (Mr. Boer is an Eagle Scout), the West Michigan Aviation Academy, as well as the Investment Committee of Calvin College. He is also chairman of the Helen DeVos Children's Hospital Committee and serves on the board of Spectrum Health Hospital .

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INDEPENDENT BANK CORPORATION
(Registrant)

Date: October 24, 2012		/s/ Robert N. Shuster
	By:	Robert N. Shuster
	Its:	Executive Vice President and
Chief Financial Officer